Exhibit 99.1



TAYLOR MADISON CORP. / TELZUIT MEDICAL TECHNOLOGIES ANNOUNCES NAME CHANGE TO TELZUIT MEDICAL TECHNOLOGIES, INC.

Monday 22 August, 6:00 pm ET

ORLANDO,  Fla.--(BUSINESS  WIRE)-August  22,  2005--Taylor Madison Corp. (OTCBB:
TZMT "Taylor Madison" or the "Company") and its wholly-owned subsidiary Telzuit Technologies, Inc. d/b/a BioPatch Systems ("Telzuit") announced today that the company had effected a name change to Telzuit Medical Technologies, Inc. ("Telzuit Medical") and subsequently changed it's trading symbol to TZMT on the OTCBB. The company, which expects to market the first truly wireless FDA approved Cardiac Holter monitor later this year, also effected a recapitalization of its share structure.

Donald Sproat, CEO and President of Telzuit Medical and Telzuit was quoted as saying, "the Telzuit identity has investor and marketing capital. Many investors and physicians have come to know our unique name over the years and we were desirous of keeping it part of our corporate title. Our cardiac products, which are to be marketed under our Bio-Patch label, will carry the discrete Telzuit Medical Technologies name as well."

About  Telzuit  Medical  Technologies,  Inc.

Telzuit Medical Technologies, Inc. and its wholly owned subsidiary Telzuit Technologies, Inc. are dedicated to providing advanced mobile medicine for people worldwide. The first step in this mission will initially take the form of our state-of-the-art, FDA approved, Bio-Patch Wireless Heart Monitor. This is a full 12-lead, completely wireless, Holter monitor, which is new to the marketplace. Telzuit anticipates that the product will be available to patients and physicians during the 2005 calendar year.

Telzuit is also building its own dedicated intranet as a platform to handle several of the products it will be releasing, including its initial product, the Bio-Patch Wireless Heart Monitor. More information on Telzuit, its business model, and its products can be found on its website: http://www.telzuit.com.

To hear audio interviews with corporate executives visit http://www.audiostocks.com.

The corporate offices of Telzuit Medical and Telzuit are located at 5422 Carrier Drive, Suite 306, Orlando, FL 32819. Questions may be addressed to James Tolan, Senior Vice President of Business Development, at 407-354-1222.

Forward Looking Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the medical industry, customer acceptance of products, and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Telzuit Medical and Telzuit results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Telzuit Medical and Telzuit undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.





Contact:
     Telzuit Medical Technologies, Inc., Orlando
     James Tolan, 407-354-1222

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